Exhibit 99.4

EQT CORPORATION AND SUBSIDIARIES

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following preliminary unaudited pro forma condensed combined financial statements (the preliminary pro forma financial statements) are derived from:

•	the historical audited financial statements of EQT Corporation and subsidiaries (EQT or the Company);
•	the historical audited financial statements of THQ Appalachia I, LLC (Upstream Seller), which includes the accounts of the subsidiaries for which equity interests will be acquired by the Company in the Acquisition (as defined below) (the Upstream Companies); and
•	the historical audited financial statements of THQ-XcL Holdings I, LLC (Midstream Seller) which includes the accounts of the subsidiaries for which equity interests will be acquired by the Company in the Acquisition (the Midstream Companies).

The preliminary pro forma financial statements have been prepared to reflect the effect of the draw of the term loan and the proposed acquisition by EQT of the Upstream Companies and the Midstream Companies (the Acquisition), pursuant to the Purchase Agreement (the Purchase Agreement), dated September 6, 2022 as amended and restated on December 23, 2022, for expected consideration consisting of (i) $2.6 billion in cash and (ii) approximately 55.0 million shares of EQT common stock, plus or minus certain purchase price adjustments as defined in the Purchase Agreement.

The preliminary pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The preliminary pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the preliminary pro forma financial statements;

•	the audited consolidated financial statements and accompanying notes of EQT contained in EQT's Annual Report on Form 10-K for the year ended December 31, 2022;

•	the audited consolidated financial statements and accompanying notes of THQ Appalachia I, LLC and THQ-XcL Holdings I, LLC for the year ended December 31, 2022 filed as an exhibit to the Current Report on Form 8-K to which this exhibit also forms a part (the Form 8-K).

EQT Corporation and Subsidiaries

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2022

	EQT Historical	Upstream Seller Historical	Midstream Seller Historical	Pro Forma Adjustments		Pro Forma Combined

	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,458,644	$30,104	$3,484	$(2,391,729)	(a)	$464,755
				(30,141)	(c)
				150,017	(f)
				1,244,375	(l)
Accounts receivable, net	1,608,089	203,558	21,681	(15,540)	(f)	1,801,526
				(16,262)	(g)
Derivative instruments, at fair value	812,371	237,237	—	10,358	(b)	968,972
				(90,994)	(c)
Prepaid expenses and other	135,337	931	2,250	—		138,518
Total current assets	4,014,441	471,830	27,415	(1,139,916)		3,373,771

Property, plant and equipment	27,393,919	2,466,627	703,974	844,861	(a)	31,409,381
Less: Accumulated depreciation and depletion	9,226,586	595,530	93,707	(689,237)	(a)	9,226,586
Net property, plant and equipment	18,167,333	1,871,097	610,267	1,534,098		22,182,795

Other assets	488,152	74,071	2,090	(10,358)	(b)	337,034
				(45,990)	(c)
				(13,814)	(c)
				(150,017)	(f)
				(7,100)	(l)
Total assets	$22,669,926	$2,416,998	$639,772	$166,904		$25,893,600

	EQT Historical	Upstream Seller Historical	Midstream Seller Historical	Pro Forma Adjustments		Pro Forma Combined

	(Thousands)
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$422,632	$—	$—	$—		$422,632
Accounts payable	1,574,610	194,114	28,895	22,736	(a)	1,779,587
				899	(b)
				(9,865)	(c)
				(15,540)	(f)
				(16,262)	(g)
Derivative instruments, at fair value	1,393,487	447,299	—	448	(b)	1,423,933
				(417,301)	(c)
Other current liabilities	341,491	153,072	715	(1,149)	(b)	393,734
				(150,017)	(c)
				49,622	(h)
Total current liabilities	3,732,220	794,485	29,610	(536,429)		4,019,886

Credit facility borrowings	—	508,773	157,251	(666,024)	(c)	—
Senior notes	5,167,849	—	—	1,237,275	(l)	6,405,124
Note payable to EQM Midstream Partners, LP	88,484	—	—	—		88,484
Deferred income taxes	1,442,406	—	—	(293)	(k)	1,442,113
Other liabilities and credits	1,025,639	132,004	1,374	28,006	(a)	1,074,426
				(448)	(b)
				250	(b)
				(112,399)	(c)
Total liabilities	11,456,598	1,435,262	188,235	(50,062)		13,030,033

Equity:
Total common shareholders' equity	11,172,474	981,736	451,537	1,699,564	(a)	12,822,713
				(1,482,602)	(i)
Noncontrolling interest in consolidated subsidiaries	40,854	—	—	—		40,854
Total equity	11,213,328	981,736	451,537	216,966		12,863,567
Total liabilities and equity	$22,669,926	$2,416,998	$639,772	$166,904		$25,893,600

See accompanying notes to the unaudited preliminary pro forma condensed combined financial information.

EQT Corporation and Subsidiaries

Preliminary Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2022

	EQT Historical	Upstream Seller Historical	Midstream Seller Historical	Pro Forma Adjustments		Pro Forma Combined
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$12,114,168	$1,688,665	$—	$—		$13,802,833
Loss on derivatives	(4,642,932)	(880,111)	—	994,222	(c)	(4,528,821)
Net marketing services and other	26,453	1,313	2	121,740	(b)	67,344
				(82,164)	(g)
Midstream	—	—	89,868	(89,868)	(b)	—
Processing	—	—	31,872	(31,872)	(b)	—
Total operating revenues	7,497,689	809,867	121,742	912,058		9,341,356
Operating expenses:
Transportation and processing	2,116,976	192,890	—	(82,164)	(g)	2,227,702
Production	300,985	132,350	—	22,997	(b)	449,804
				(6,528)	(d)
Exploration	3,438	16,455	—	(16,455)	(b)	3,438
Selling, general and administrative	252,645	19,961	12,595	(1,875)	(b)	282,349
				(977)	(c)
Depreciation and depletion	1,665,962	206,738	31,321	139,870	(e)	2,043,891
(Gain) loss on sale/exchange of long-lived assets	(8,446)	229	—	—		(8,217)
Impairment of contract asset	214,195	—	—	—		214,195
Impairment and expiration of leases	176,606	—	—	16,455	(b)	193,061
Other operating expenses	57,331	—	—	1,875	(b)	108,828
				49,622	(h)
Midstream operating	—	—	18,202	(18,202)	(b)	—
Processing operating	—	—	4,795	(4,795)	(b)	—
Total operating expenses	4,779,692	568,623	66,913	99,823		5,515,051
Operating income	2,717,997	241,244	54,829	812,235		3,826,305
Loss from investments	4,931	—	—	—		4,931
Dividend and other income	(11,280)	(19)	—	—		(11,299)
Loss on debt extinguishment	140,029	—	—	—		140,029
Interest expense	249,655	31,998	8,620	(33,976)	(c)	351,956
				(6,642)	(j)
				102,301	(l)
Income before income taxes	2,334,662	209,265	46,209	750,552		3,340,688
Income tax expense	553,720	—	—	259,688	(k)	813,408
Net income	1,780,942	209,265	46,209	490,864		2,527,280
Less: Net income attributable to noncontrolling interests	9,977	—	—	—		9,977
Net income attributable to EQT Corporation	$1,770,965	$209,265	$46,209	$490,864		$2,517,303

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	370,048					370,048
Net income	$4.79					$6.80
Diluted:
Weighted average common stock outstanding	406,495					406,495
Net income	$4.38					$6.21

See accompanying notes to the preliminary unaudited pro forma condensed combined financial information.

EQT Corporation and Subsidiaries

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Information

1.       Basis of Presentation

The preliminary pro forma financial statements have been prepared to reflect the effect of the Acquisition on the consolidated financial statements of EQT. The preliminary unaudited pro forma condensed combined balance sheet (the preliminary pro forma balance sheet) is presented as if the Acquisition had occurred on December 31, 2022. The preliminary unaudited pro forma condensed combined statement of operations (the preliminary pro forma statement of operations) for the year ended December 31, 2022 is presented as if the Acquisition had occurred on January 1, 2022. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Acquisition.

The preliminary pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification (ASC) 805, with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing preliminary pro forma financial information, and are subject to revision based on a final determination of fair value as of the closing date of the Acquisition. Differences between these preliminary estimates and the final purchase price allocation may have a material impact on the accompanying preliminary pro forma financial statements.

The Upstream Seller and Midstream Seller historical amounts have been derived from the audited financial statements filed as an exhibit to the Form 8-K. Certain of the historical amounts of the Upstream Seller and the Midstream Seller have been reclassified to conform to the financial presentation of EQT. The preliminary pro forma adjustments include the removal of certain accounts of Upstream Seller and Midstream Seller, respectively, to present the accounts of the Upstream Companies and the Midstream Companies given that these accounts are not included in the Acquisition. The preliminary pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

2.       Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on currently available information and certain estimates and assumptions that EQT believes are reasonable. The actual effects of the Acquisition will differ from the pro forma adjustments. A general description of the pro forma adjustments are provided below.

(a)	Pro forma adjustments to reflect the estimated value of net consideration to be paid by EQT in the Acquisition and the adjustment of the historical book values of the assets and liabilities of the Upstream Companies and the Midstream Companies as of December 31, 2022 to their estimated fair values. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from the Upstream Companies and the Midstream Companies. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the preliminary pro forma balance sheet and the preliminary pro forma statement of operations. The final purchase price allocation will be determined when EQT has completed the detailed valuations and necessary calculations subsequent to closing the Acquisition. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary allocation used in the pro forma adjustments.

Pursuant to the Purchase Agreement, consideration for the Acquisition will consist of a base amount of (i) $2.6 billion in cash and (ii) 55 million shares of EQT common stock, plus or minus certain purchase price adjustments as defined in the Purchase Agreement. The purchase price adjustments, with the exception of the purchase price adjustments specifically related to the value of the acquired derivative instruments which will be applied 100% to the cash consideration, will be applied evenly to the cash and stock consideration, with the adjustments to the stock consideration being determined by dividing 50% of the purchase price adjustments by $48.01. As of December 31, 2022, the calculation would result in the issuance of approximately 50.2 million shares of EQT common stock valued at $1,700 million (based on the closing stock price as of December 31, 2022 of $33.83) and cash paid of $2,392 million after giving effect of approximately $437 million of certain net purchase price adjustments. The effective date of the Acquisition is July 1, 2022.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

•	changes in the market value of the shares of EQT common stock issued as consideration;
•	changes in the purchase price adjustments defined in the Purchase Agreement increasing or decreasing the consideration, including increasing or decreasing the number of shares issued as consideration;
•	changes in the estimated fair value of the assets acquired and liabilities assumed of the Upstream Companies and the Midstream Companies as of the closing date of the Acquisition, which could result from changes in future commodity prices, reserve estimates, cost assumptions, interest rates and other facts and circumstances existing as of the closing date of the Acquisition compared to the preliminary pro forma financial statements included herein; and
•	the tax basis of the assets and liabilities of the Upstream Companies and the Midstream Companies as of the closing date of the Acquisition.

Preliminary Purchase Price Allocation
(Thousands)
Consideration:
Equity	$1,699,564
Cash	2,391,729
Settlement of pre-existing relationships	(15,540)
Total consideration	$4,075,753

Fair value of assets acquired:
Cash and cash equivalents	$3,447
Accounts receivable, net	193,437
Derivative instruments, at fair value	156,601
Prepaid expenses and other	3,181
Property, plant and equipment	4,015,459
Other assets	5,999
Amount attributable to assets acquired	$4,378,124

Fair value of liabilities assumed:
Accounts payable	$220,517
Derivative instruments, at fair value	30,446
Other current liabilities	2,621
Other liabilities and credits	48,787
Amount attributable to liabilities assumed	$302,371

The final value of total consideration paid by EQT will be determined based on the aggregate amount of purchase price adjustments calculated in accordance with the Purchase Agreement, the resulting number of EQT shares issued based on said purchase price adjustments and the market price of EQT's common stock at the closing date of the Acquisition. A 10% increase or decrease in the closing price of EQT common stock, as compared to the December 31, 2022 closing price of $33.83, would increase or decrease the total consideration by approximately $170.0 million, assuming all other factors held constant.

The estimated fair value of property, plant and equipment to be acquired based on information available as of the preparation of the preliminary pro forma financial statements included the following:

Preliminary Purchase Price Allocation
(Thousands)
Natural gas and oil proved properties	$2,990,859
Natural gas and oil unproved properties	325,613
Other property, plant and equipment	698,987
Preliminary pro forma fair value of property, plant & equipment	$4,015,459

The preliminary pro forma fair value of natural gas properties acquired from the Upstream Companies was measured using valuation techniques that convert future cash flows into a single discounted amount. Significant inputs to the valuation of natural gas and oil properties include estimates of: (i) recoverable reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices; and (v) a market-based weighted average cost of capital. NYMEX strip pricing as of December 31, 2022, adjusted for forward basis differentials, was utilized in determining the pro forma fair value of reserves at a discount rate of 12.2%, after adjustment for expenses and basis differential. An increase or decrease in commodity prices, recoverable reserves, future operating or development costs or any of the other inputs noted above, as of the closing date, will result in a corresponding increase or decrease in the fair value of natural gas properties.

The preliminary pro forma fair value of acquired midstream gathering systems acquired from the Midstream Companies, including the related compression assets, and the acquired processing facilities (collectively the Midstream Assets) was measured primarily using the cost approach. Significant inputs to the valuation of the Midstream Assets include replacement costs for similar assets, relative age of the acquired Midstream Assets and any potential economic or functional obsolescence associated with the acquired Midstream Assets.

(b)	Pro forma reclassifications were made to conform to EQT's presentation, including:

i.	the reclassification of $10.4 million of other assets to derivative instruments, at fair value, and $0.4 million of other liabilities and credits to derivative instruments, at fair value;

ii.	the reclassification of $1.1 million of other current liabilities to accounts payable ($0.9 million) and other liabilities and credits ($0.3 million);

iii.	the reclassification of lease abandonment expense of $16.5 million for the year ended December 31, 2022 from exploration expense to impairment and expiration of leases;

iv.	the reclassification of $1.2 million and $0.6 million for the year ended December 31, 2022 from selling, general and administrative expense to other operating expenses from Upstream Seller and from Midstream Seller, respectively;

v.	the reclassification of midstream and processing revenues to net marketing and other revenues; and

vi.	the reclassification of midstream operating and processing operating expenses to production expense.

(c)	Pro forma adjustments to eliminate certain accounts attributable to the Upstream Seller and the Midstream Seller, which EQT is not acquiring or assuming including:

i.	Elimination of $30.1 million of cash and cash equivalents from Upstream Seller;

ii.	Elimination of $91.0 million of current derivative instruments, at fair value, $46.0 million of non-current derivative instruments, at fair value (included in other assets), $417.3 million of current derivative instruments, at fair value and $112.4 million of non-current derivative instruments, at fair value (included in other liabilities and credits) from Upstream Seller;

iii.	Elimination of $13.8 million of restricted cash (included in other assets) from Upstream Seller;

iv.	Elimination of $8.9 million and $1.0 million of accounts payable from Upstream Seller and from Midstream Seller, respectively;

v.	Elimination of $150.0 million of other current liabilities from Upstream Seller;

vi.	Elimination of $508.8 million and $157.3 million of credit facility borrowings from Upstream Seller and from Midstream Seller, respectively;

vii.	Elimination of $994.2 million for the year ended December 31, 2022 of loss on derivatives from Upstream Seller;

viii.	Elimination of $1.0 million of selling, general and administrative from Midstream Seller for the year ended December 31, 2022; and

ix.	Elimination of interest expense of $32.0 million and $2.0 million for the year ended December 31, 2022 from Upstream Seller and from Midstream Seller, respectively.

(d)	Pro forma adjustments to conform to EQT's accounting policies, including:

i.	the elimination of certain water-related lease operating expenses from production expense.

(e)	Pro forma adjustments to increase or decrease depreciation and depletion expense due to the following:

i.	The increase in the estimated fair value of property, plant and equipment.

ii.	The depreciation of gathering and water pipelines over a 50-year useful life and the depreciation of compression, measurement and processing assets over a 25-year useful life separate from the upstream oil and gas assets.

iii.	The increase in accretion expense related to the higher asset retirement obligation liability which was adjusted to reflect EQT's internal plugging cost estimates, discount rate, and useful life estimates.

(f)	Pro forma adjustments to eliminate historical transactions between EQT and the Upstream Companies that would be treated as intercompany transactions on a consolidated basis, including:

i.	Elimination of $15.5 million of accounts payable by EQT to the Upstream Companies for natural gas liquids sales as of December 31, 2022; and

ii.	Elimination of $15.5 million of accounts receivable, net from EQT to the Upstream Companies for natural gas liquids sales as of December 31, 2022; and

iii.	Giving effect to the $150.0 million of other assets which represents EQT's deposit for the Acquisition, which was previously paid pursuant to the Purchase Agreement but is included as part of cash consideration within the preliminary purchase price allocation described in (a) above.

(g)	Pro forma adjustments to eliminate historical transactions between the Upstream Companies and the Midstream Companies that would be treated as intercompany transactions on a consolidated basis by EQT, including:

i.	Elimination of $82.2 million of transportation and processing expenses of the Upstream Companies for the year ended December 31, 2022 related to volumes gathered by the Midstream Companies, including $16.3 million of accounts payable as of December 31, 2022; and

ii.	Elimination of $82.2 million of net marketing services and other revenues of the Midstream Companies for the year ended December 31, 2022 related to volumes gathered on behalf of the Upstream Companies including $16.3 million of accounts receivable, net as of December 31, 2022.

(h)	Pro forma adjustment for estimated transaction costs of $49.6 million related to the Acquisition, including underwriting, banking, accounting and legal fees, including the legal fees related to complying with regulatory requirements from the U.S. Federal Trade Commission.

(i)	Pro forma adjustment to:

i.	Eliminate $981.7 million and $451.5 million of historical equity amounts of the Upstream Seller and the Midstream Seller, respectively;

ii.	Give effect to the $49.6 million of transaction related adjustments described in (h) above to retained earnings; and

iii.	Give effect to the $0.4 million and $(0.2) million of deferred income tax adjustments of the Upstream Seller and the Midstream Seller, respectively, described in (k) below to retained earnings.

(j)	Pro forma adjustments to eliminate historical interest expense on the Midstream Companies that was paid to the Midstream Seller for intercompany debt that is not being assumed by EQT in the Acquisition.

(k)	Pro forma income tax adjustments included in the preliminary pro forma statement of operations and preliminary pro forma balance sheet reflect the income tax effects of the historical information of the Upstream Companies and the Midstream Companies as well as the income tax effects of the pro forma adjustments presented herein. The pro forma income tax adjustments related to such historical information is to conform the Upstream Companies and the Midstream Companies historical information, which is derived based on a non-taxable flow through structure, with EQT's taxable corporate structure. The tax rate applied to the pro forma adjustments was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income. The preliminary pro forma statement of operations also reflect the following nonrecurring adjustments to arrive at a deferred income taxes balance of $1,442.1 million for the preliminary pro forma balance sheet:

i.	Income tax expense of $20.9 million due to remeasurement of deferred income taxes to reflect the combined state apportionment rates; and

ii.	Income tax benefit of $9.5 million due to a reduction of EQT's deferred tax valuation allowance. Since the Upstream Companies and the Midstream Companies will be included in EQT's consolidated tax return following the Acquisition, the resulting reversal of temporary differences included in deferred income taxes related to the Acquisition allows EQT to realize a portion of its state deferred tax assets that previously had a valuation allowance.

(l)	Pro forma adjustments to reflect the impact of the draw down of the term loan facility, the proceeds of which will be used to fund a portion of the cash consideration of the Acquisition:

i.	Increase in cash and cash equivalents of $1,244.4 million and senior notes of $1,237.3 million for the draw down of $1,250.0 million principal from our undrawn term loan, net of $12.7 million of debt issuance costs, inclusive of $7.1 million of debt issuance costs that were previously paid in connection with the original issuance of the term loan agreement and are currently recorded within other assets;

ii.	Increase in interest expense of $102.3 million for the year ended December 31, 2022 reflecting the additional interest that would have been incurred if the draw of the term loan was completed on January 1, 2022; and

iii.	Decrease in other assets for offering costs and deferred financing costs paid as of December 31, 2022 of $7.1 million.

The preliminary pro forma financial statements do not reflect any compensation related adjustments as certain personnel matters are evolving and any recurring impact from compensation adjustments would not be factually supportable.

3.       Supplemental Preliminary Pro Forma Natural Gas, NGLs and Crude Oil Reserves Information

The following tables present the estimated preliminary pro forma combined net proved developed and undeveloped, natural gas, natural gas liquids (NGLs) and crude oil reserves as of December 31, 2022, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2022. The preliminary pro forma reserve information set forth below gives effect to the Acquisition as if it had occurred on January 1, 2022.

The following estimated preliminary pro forma reserve information is not necessarily indicative of the results that might have occurred had the Acquisition taken place on January 1, 2022 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the “Risk Factors” section in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

For all tables presented, NGLs and crude oil were converted at a rate of one million barrels (MMbbl) to approximately six billion cubic feet (Bcf), except in the case of the Upstream Seller Historical NGLs, which were converted at a rate of one MMbbl to 3.9 Bcf.

	EQT Historical	Upstream Seller Historical	Pro Forma Combined

Natural gas, NGLs and oil	(Bcfe)
Proved developed and undeveloped reserves:
Balance at January 1, 2022	24,961	3,362	28,323
Revision of previous estimates	(655)	(362)	(1,017)
Purchase of hydrocarbons in place	141	—	141
Extensions, discoveries and other additions	2,495	232	2,727
Production	(1,940)	(246)	(2,186)
Balance at December 31, 2022	25,002	2,986	27,988
Proved developed reserves:
Balance at January 1, 2022	17,218	1,439	18,657
Balance at December 31, 2022	17,513	1,548	19,061
Proved undeveloped reserves:
Balance at January 1, 2022	7,743	1,923	9,666
Balance at December 31, 2022	7,489	1,438	8,927

	EQT Historical	Upstream Seller Historical	Pro Forma Combined

Natural gas	(Bcf)
Proved developed and undeveloped reserves:
Balance at January 1, 2022	23,524	2,834	26,358
Revision of previous estimates	(432)	(331)	(763)
Purchase of natural gas in place	141	—	141
Extensions, discoveries and other additions	2,434	232	2,666
Production	(1,842)	(205)	(2,047)
Balance at December 31, 2022	23,825	2,530	26,355
Proved developed reserves:
Balance at January 1, 2022	16,152	1,166	17,318
Balance at December 31, 2022	16,541	1,304	17,845
Proved undeveloped reserves:
Balance at January 1, 2022	7,372	1,668	9,040
Balance at December 31, 2022	7,284	1,226	8,510

	EQT Historical	Upstream Seller Historical	Pro Forma Combined

NGLs	(MMbbl)
Proved developed and undeveloped reserves:
Balance at January 1, 2022	226	114	340
Revision of previous estimates	(34)	(3)	(37)
Purchase of NGLs in place	—	—	—
Extensions, discoveries and other additions	10	—	10
Production	(15)	(8)	(23)
Balance at December 31, 2022	187	103	290
Proved developed reserves:
Balance at January 1, 2022	170	57	227
Balance at December 31, 2022	155	55	210
Proved undeveloped reserves:
Balance at January 1, 2022	56	57	113
Balance at December 31, 2022	32	48	80

	EQT Historical	Upstream Seller Historical	Pro Forma Combined

Oil	(MMbbl)
Proved developed and undeveloped reserves:
Balance at January 1, 2022	14	14	28
Revision of previous estimates	(3)	(3)	(6)
Purchase of oil in place	—	—	—
Extensions, discoveries and other additions	—	—	—
Production	(1)	(2)	(3)
Balance at December 31, 2022	10	9	19
Proved developed reserves:
Balance at January 1, 2022	8	8	16
Balance at December 31, 2022	7	5	12
Proved undeveloped reserves:
Balance at January 1, 2022	6	6	12
Balance at December 31, 2022	3	4	7

The following table summarizes the preliminary pro forma standard measure of discounted future net cash flows from natural gas and crude oil reserves as of December 31, 2022:

	EQT Historical	Upstream Seller Historical	Pro Forma Adjustments	Pro Forma Combined

	(Thousands)
Future cash inflows	$140,032,653	$17,952,071	$—	$157,984,724
Future production costs	(22,801,652)	(2,146,557)	—	(24,948,209)
Future development costs	(3,244,211)	(921,565)	—	(4,165,776)
Future income tax expenses	(26,375,241)	—	(2,901,143)	(29,276,384)
Future net cash flow	87,611,549	14,883,949	(2,901,143)	99,594,355
10% annual discount for estimated timing of cash flows	(47,547,025)	(7,524,245)	1,450,690	(53,620,580)
Standardized measure of discounted future net cash flows	$40,064,524	$7,359,704	$(1,450,453)	$45,973,775

The following table summarizes the changes in the preliminary pro forma standard measure of discounted future net cash flows from natural gas and crude oil reserves for the year ended December 31, 2022:

	EQT Historical	Upstream Seller Historical	Pro Forma Adjustments	Pro Forma Combined

	(Thousands)
Net sales and transfers of natural gas and oil produced	$(9,696,207)	$(1,346,919)	$—	$(11,043,126)
Net changes in prices, production and development costs	35,353,172	3,656,996	—	39,010,168
Extensions, discoveries and improved recovery, net of related costs	1,798,851	—	—	1,798,851
Development costs incurred	902,925	589,033	—	1,491,958
Net purchase of minerals in place	280,233	—	—	280,233
Revisions of previous quantity estimates	(299,423)	(260,831)	—	(560,254)
Accretion of discount	1,728,112	443,373	—	2,171,485
Net change in income taxes	(7,233,051)	—	(1,450,453)	(8,683,504)
Timing and other	(51,212)	(155,681)	—	(206,893)
Net (decrease) increase	22,783,400	2,925,971	(1,450,453)	24,258,918
Balance at January 1, 2022	17,281,124	4,433,733	—	21,714,857
Balance at December 31, 2022	$40,064,524	$7,359,704	$(1,450,453)	$45,973,775